Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF COMMSCOPE HOLDING COMPANY, INC.

COMMSCOPE HOLDING COMPANY, INC. (“CommScope”) organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of CommScope resolutions were duly adopted setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of CommScope, declaring said amendment to be advisable and calling a meeting of the stockholders of CommScope for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Amended and Restated Certificate of Incorporation of CommScope be amended by changing Article Seventh, Section 1 so that, as amended, said Section shall be and read in its entirety as follows:

1.	Classified Board.

a)

Until the election of directors at the annual meeting of stockholders to be held in 2023, the directors of the Corporation, other than any directors elected by the holders of shares of any class or series of Preferred Stock provided for or fixed pursuant to the provisions of Article Sixth hereof (the “Preferred Stock Directors”), shall be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible, designated as Class I, Class II and Class III.

b)

The term of office for the Class II directors elected at the 2018 annual meeting of stockholders shall expire at the 2021 annual meeting; the term of office for the Class III directors elected at the 2019 annual meeting of stockholders shall expire at the 2022 annual meeting; and the term of office for the Class I directors elected at the 2020 annual meeting of stockholders shall expire at the 2023 annual meeting, with directors of each class to hold office until their successors are duly elected and qualified; provided that the term of each director shall continue until the election and qualification of a successor and be subject to such director’s earlier death, resignation or removal.

c)

Commencing at the 2021 annual meeting of stockholders, directors elected to the Class whose terms expire at each annual meeting of stockholders shall be elected to hold office for a term expiring at the next annual meeting of stockholders and until their successors are duly elected and qualified; provided that the term of each director shall continue until the election and qualification of a successor and be subject to such director’s earlier death, resignation or removal.

d)

Commencing with the election of directors at the 2023 annual meeting of stockholders, the classification of the directors shall terminate and all directors shall be elected annually and serve until the next annual meeting of stockholders and until their successors are duly elected and qualified; provided that the term of each director shall continue until the election and qualification of a successor and be subject to such director’s earlier death, resignation or removal.

e)

Vacancies in the Board and newly-created directorships resulting from any increase in the authorized number of directors (other than Preferred Stock Directors) may be filled as provided in the Bylaws of the Corporation (as in effect at the time in question). No decrease in the number of directors shall shorten the term of any incumbent director.

RESOLVED, that the Amended and Restated Certificate of Incorporation of CommScope be amended by changing Article Seventh, Section 3 so that, as amended, said Section shall be and read in its entirety as follows:

3.	Removal of Directors.

a)

Subject to any rights of the holders of shares of any class or series of Preferred Stock to elect directors, (i) until the election of directors at the 2023 annual meeting of stockholders, a director may be removed only for cause, upon the affirmative vote of the holders of at least three-quarters of the votes which could be cast by the holders of all outstanding shares of capital stock entitled to vote generally for the election of directors, voting together as a single class, at any duly called annual or special meeting of the stockholders called for that purpose, and (ii) from and after the election of directors at the 2023 annual meeting of stockholders, a director may be removed, either for or without cause, upon the affirmative vote of the holders of a majority of the votes which could be cast by the holders of all outstanding shares of capital stock entitled to vote generally for the election of directors, voting together as a single class, at any duly called annual or special meeting of the stockholders called for that purpose.

b)

For purposes of this Amended and Restated Certificate of Incorporation, “cause” shall mean (i) a final conviction (without any further right of appeal) of a felony involving moral turpitude, or (ii) willful misconduct that is materially and demonstrably injurious economically to the Corporation. For purposes of this definition of “cause,” no act, or failure to act, by a director shall be considered “willful” unless committed in bad faith and without a reasonable belief that the act or failure to act was in the best interest of the Corporation or any affiliate of the Corporation. “Cause” shall not exist unless and until the Corporation has delivered to the director a written notice of the director’s failure to act that constitutes “cause” and, if cure is possible, such director shall not have cured such act or omission within ninety (90) days after the delivery of such notice.

RESOLVED, that the Amended and Restated Certificate of Incorporation of CommScope be amended by changing Article Seventh, Section 4 so that, as amended, said Section shall be and read in its entirety as follows:

4.

Board Vacancies. Subject to any rights of the holders of shares of any class or series of Preferred Stock to elect directors, and except as otherwise provided by law, any newly-created directorship on the Board that results from an increase in the number of directors, or any vacancy in the Board that results from the death, disability, resignation, disqualification or removal of any director or from any other cause shall be filled solely by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director. Any director so chosen shall hold office for a term expiring at the next succeeding annual meeting of stockholders and until his or her successor has been elected and qualified, or until his or her earlier death, resignation or removal. No decrease in the number of authorized directors constituting the entire Board of Directors shall shorten the term of any incumbent director.

SECOND: That the amendment was adopted by the requisite vote of the stockholders at the annual meeting of the stockholders of CommScope.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: This Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, CommScope has caused this certificate to be signed on May 7, 2021.

COMMSCOPE HOLDING COMPANY, INC.

By:	/s/ Frank B. Wyatt, II
Name:	Frank B. Wyatt, II
Title:	Senior Vice President, Chief Legal Officer and Secretary